Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK DELIVERS STRONG FIRST QUARTER FINANCIAL RESULTS AND REAFFIRMS 2011 OUTLOOK

SPARKS, MD, MARCH 29 — McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported first quarter financial results for fiscal year 2011 and reaffirms its 2011 outlook.

•	In the first quarter, the Company increased earnings per share 12%.

•	CCI cost savings are on-track to exceed $40 million in 2011.

•	The Company expects 2011 earnings per share of $2.80 to $2.85.

Alan D. Wilson, Chairman, President and CEO, commented, “We are operating effectively in a tough environment as demonstrated by our first quarter results. In response to a significant increase in raw and packaging material costs, we now have pricing actions in place on a majority of our products. As an additional offset to these cost increases, employees throughout McCormick are engaged in our Comprehensive Continuous Improvement program. CCI is our on-going initiative to improve productivity and reduce cost throughout the organization. While conditions in Europe continue to challenge our consumer business in that region, we are growing sales in our other regions with product innovation, new distribution and brand marketing support. Product innovation and new distribution are also driving sales for our industrial business. Across both businesses, we have a growing presence in emerging markets and had particularly strong results in Mexico and China this quarter. Through our joint ventures we are gaining further access to emerging markets and reported a significant increase in profit from these businesses early in 2011.”

McCormick’s first quarter sales rose 2% and increased 3% in local currency, largely as a result of pricing actions taken in response to increased raw and packaging material costs. Volume and product mix was comparable to the prior year period. For the consumer business, volume and product mix declined 2% as increases from product introductions, brand marketing support and new distribution in the Americas and Asia/Pacific region were more than offset by weakness in the Europe, Middle East and Africa region (EMEA) and the estimated impact of a shift in sales from the first quarter of 2011 to the fourth quarter of 2010. As indicated in the announcement of fourth quarter 2010 results, this shift in sales was estimated to be $10 million and was largely the result of U.S. customer purchases in advance of a late 2010 price increase. For the industrial business, increased customer demand in the Americas and EMEA regions included new products and drove a 3% increase in volume and product mix.

McCormick achieved a 10% increase in operating income due in part to higher sales and cost savings from CCI. Also, in the first quarter of 2010, the Company recorded $5 million of product recall costs related to an ingredient from a third-party supplier that affected a number of food companies. In addition to the increase in operating income, income from unconsolidated operations rose at a double-digit rate. McCormick’s joint venture in Mexico began 2011 with strong sales and profit growth, although higher commodity costs are expected to impact this business as the year progresses. Also adding to income from unconsolidated operations in the first quarter was McCormick’s new joint venture in India that was completed late in fiscal year 2010.

Earnings per share rose 12% to $0.57 from $0.51 in the first quarter of 2010. This $0.06 per share increase was primarily driven by higher operating income, as well as the increase in income from unconsolidated operations. Due to the seasonality of its business, the Company’s cash flow from operations is much lower in the first half of the fiscal year and in the first quarter of 2011 was a negative $23 million. Inventory rose during this period primarily as a result of the higher cost of materials, increases related to new products and new distribution, and raw material positions taken in order to assure a steady supply of product. The Company is currently implementing a new inventory management process, which is expected to improve inventory levels.

For fiscal year 2011, McCormick reaffirms its goal to achieve earnings per share of $2.80 to $2.85. Sales are projected to grow 5 to 7% in local currency, with an additional 1% of growth from favorable foreign currency exchange rates based on prevailing rates. Underlying the 5 to 7% sales increase is an estimated 3% from pricing actions to help offset higher material costs, and 2 to 4% from favorable volume and product mix. In addition to higher sales, profit growth in 2011 will also be achieved through CCI cost savings which are expected to be at least $40 million.

Business Segment Results

Consumer Business
(in millions)	Three Months Ended
	2/28/11	2/28/10
Net sales	$454.1	$453.6
Operating income	86.9	79.7

Consumer business sales were unchanged from the first quarter of 2010. In local currency sales grew 1% due to increased pricing, largely offset by unfavorable volume and product mix. An estimated $10 million of sales shifted from the first quarter of 2011 to the fourth quarter of 2010 largely as a result of certain U.S. customers which purchased product in advance of a price increase. This shift reduced consumer business sales in the first quarter of 2011 an estimated 2%.

•

Consumer sales in the Americas rose 3%. This increase includes the unfavorable impact of the shift in sales between quarters, which reduced sales an estimated 3% in this region. In the first quarter, sales were favorably impacted by increased pricing, as well as increased unit sales of slow cooker seasoning mixes, Zatarain’s brand products, GrillMates and products sold to warehouse clubs in both the U.S. and Canada.

•

Consumer sales in EMEA declined 10% and in local currency decreased 3%. In this region, higher pricing was more than offset by unfavorable volume and product mix, which has been affected by difficult economic conditions and heightened competition. McCormick is addressing these issues with its marketing programs, an acceleration of new product activity and initiatives to improve in-store merchandising.

•	First quarter sales in the Asia/Pacific region rose 11% and in local currency grew 5%. This result was led by growth in China, where sales increased 9% in local currency.

For the first quarter, operating income for the consumer business rose 9% to $87 million as a result of CCI cost savings and a favorable mix of business. This result included a $3 million increase in brand marketing support compared to the year-ago period. Consumer business operating income in the first quarter of 2010 included $2 million of the aforementioned product recall costs.

Industrial Business
(in millions)	Three Months Ended
	2/28/11	2/28/10
Net sales	$328.7	$310.9
Operating income	23.7	21.1

Industrial business sales rose 6% when compared to the first quarter of 2010. In local currency, sales grew 4% from favorable volume and product mix, as well as higher pricing.

•

Industrial sales in the Americas rose 7% and in local currency grew 6%. Increased demand for spices and seasonings from food manufacturers included new product introductions. Sales in Mexico were particularly strong with a 15% increase in local currency. Sales to the restaurant industry were relatively unchanged from the year ago period, but are expected to increase beginning in the second quarter due in part to new distribution. Pricing actions contributed to sales growth in the first quarter of 2011.

•

In EMEA, industrial sales rose 3%, and in local currency increased 4%. This increase was led by demand from quick service restaurants in this region which was strong in the first quarter. Higher prices also added to sales growth in this region.

•	In the Asia/Pacific region, sales rose 5%. In local currency, sales declined 1% in the first quarter of 2011, due in part to lower demand from quick service restaurants.

Industrial business operating income rose 12% to $24 million in the first quarter due in part to higher sales and CCI cost savings. This result included a $2 million increase in marketing and product development activity for food service items in the Americas. Industrial business operating income in the first quarter of 2010 included $3 million of the product recall costs.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasonings, specialty foods and flavorings to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

3/2011

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended
	February 28, 2011	February 28, 2010
Net sales	$782.8	$764.5
Cost of goods sold	454.6	454.3

Gross profit	328.2	310.2
Gross profit margin	41.9%	40.6%
Selling, general and administrative expense	217.6	209.4

Operating income	110.6	100.8
Interest expense	12.2	12.3
Other income, net	0.5	0.6

Income from consolidated operations before income taxes	98.9	89.1
Income taxes	30.0	27.5

Net income from consolidated operations	68.9	61.6
Income from unconsolidated operations	7.9	6.3

Net income	$76.8	$67.9

Earnings per common share - basic	$0.58	$0.51

Earnings per common share - diluted	$0.57	$0.51

Average shares outstanding - basic	132.9	132.3
Average shares outstanding - diluted	134.6	134.0

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	For the periods ending
	February 28, 2011	February 28, 2010
Assets
Current assets
Cash and cash equivalents	$40.6	$21.9
Trade accounts receivable, net	326.8	325.3
Inventories	544.9	448.5
Prepaid expenses and other current assets	103.3	106.1

Total current assets	1,015.6	901.8
Property, plant and equipment, net	491.4	469.7
Goodwill, net	1,455.1	1,424.1
Intangible assets, net	234.1	234.5
Investments and other assets	281.4	215.3

Total assets	$3,477.6	$3,245.4

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$194.5	$144.4
Trade accounts payable	286.8	254.8
Other accrued liabilities	325.4	316.3

Total current liabilities	806.7	715.5
Long-term debt	775.7	872.3
Other long-term liabilities	318.7	326.0

Total liabilities	1,901.1	1,913.8
Shareholders’ equity
Common stock	772.0	656.0
Retained earnings	731.3	653.4
Accumulated other comprehensive income	64.1	13.0
Noncontrolling Interest	9.1	9.2

Total shareholders’ equity	1,576.5	1,331.6

Total liabilities and shareholders’ equity	$3,477.6	$3,245.4

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Three Months Ended
	February 28, 2011	February 28, 2010
Cash flows from operating activities
Net income	$76.8	$67.9
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	23.7	23.1
Stock based compensation	2.1	2.0
Income from unconsolidated operations	(7.9)	(6.3)
Changes in operating assets and liabilities	(119.1)	(92.6)
Dividends from unconsolidated affiliates	1.3	0.8

Net cash flow used in operating activities	(23.1)	(5.1)

Cash flows from investing activities
Capital expenditures	(14.2)	(9.0)
Proceeds from sale of property, plant and equipment	—	0.2

Net cash flow used in investing activities	(14.2)	(8.8)

Cash flows from financing activities
Short-term borrowings, net	93.6	28.9
Long-term debt repayments	—	(0.1)
Proceeds from exercised stock options	17.1	14.0
Common stock acquired by purchase	(50.3)	—
Dividends paid	(37.2)	(34.4)

Net cash flow provided by financing activities	23.2	8.4

Effect of exchange rate changes on cash and cash equivalents	3.9	(12.1)

Decrease in cash and cash equivalents	(10.2)	(17.6)
Cash and cash equivalents at beginning of period	50.8	39.5

Cash and cash equivalents at end of period	$40.6	$21.9